Exhibit 10.50

EMPLOYMENT AGREEMENT
This Employment Agreement made effective as of April 12, 2010 (the “Effective Date”).
BETWEEN:
QLT INC., having an address of 887 Great Northern Way, Suite 101, Vancouver, British Columbia, V5T 4T5, Canada.
(“QLT” or the “Company”)
AND:
DIPAK PANIGRAHI
(“Dr. Panigrahi”)
WHEREAS:
A.	QLT has offered to Dr. Panigrahi employment with QLT as Senior Vice President, Research & Development and Chief Medical Officer.

B.	QLT and Dr. Panigrahi wish to enter into this Agreement to set out the terms and conditions of Dr. Panigrahi’s employment with QLT.
NOW THEREFORE in consideration of the compensation to be paid under this Agreement by QLT to Dr. Panigrahi, the promises made by each party to the other as set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, QLT and Dr. Panigrahi agree as follows:
1. POSITION AND DUTIES
1.1
Position Effective the date QLT and Dr. Panigrahi mutually agree that his employment will commence (the “Commencement Date”), QLT will employ Dr. Panigrahi in the position of Senior Vice President, Research & Development and Chief Medical Officer and Dr. Panigrahi agrees to be employed by QLT in that position, subject to the terms and conditions of this Agreement. Dr. Panigrahi’s Commencement Date will be no later than May 17, 2010. A condition of Dr. Panigrahi’s employment and continued employment is that he seek, obtain and maintain the required permits from the Government of Canada to permit him to work in Canada in this position. QLT will reimburse Dr. Panigrahi for the costs associated with obtaining the NAFTA Work Permit and permanent resident status for Dr. Panigrahi and Dr. Panigrahi’s immediate family members (spouse and children).

1.2	Duties, Reporting and Efforts — In the performance of his duties as Senior Vice President, Research & Development and Chief Medical Officer, Dr. Panigrahi will:
(a)
Overall Responsibilities — Have overall responsibility for leading QLT’s R&D portfolio including Clinical, Pharmaceutical Development, and Formulations Development, Regulatory and such other responsibilities as may be directed or delegated from time to time by the President and Chief Executive Officer of QLT.

Page 1	Initials

(b)	Report — Report, as and when required, to the President and Chief Executive Officer of QLT or such person appointed by the Board of Directors of QLT (the “Board”) to either of such positions.

(c)
Best Efforts — Use his best efforts, industry and knowledge to improve and increase QLT’s business, to comply with all of QLT’s rules, regulations, policies (including QLT’s Code of Ethics and Code of Exemplary Conduct) and procedures, as established from time to time and to ensure that QLT is at all times in compliance with applicable provincial, state, federal and other governing statutes, policies and regulations.

(d)	Working Day — Devote the whole of his working day attention and energies to the business and affairs of QLT.
2. COMPENSATION
2.1
Annual Compensation — In return for his services under this Agreement, effective as of the Commencement Date, QLT agrees to pay or otherwise provide the following total annual compensation in Canadian dollars to Dr. Panigrahi:

(a)
Base Salary — A base salary in the amount of $393,750 (less statutory withholdings) in 24 equal installments payable semi-monthly in arrears. Dr. Panigrahi’s performance and salary will be reviewed annually after the Commencement Date by and at the discretion of the Executive Compensation Committee of QLT’s Board of Directors.

(b)	Benefit Plans — Effective as of the Commencement Date, coverage for Dr. Panigrahi and his eligible dependents under any employee benefit plans provided by/through QLT to its employees, subject to:
I.
Each plan’s terms for eligibility, including a 3-month residency requirement under the Medical Services Plan of British Columbia. During the 3-month waiting period, QLT will either reimburse Dr. Panigrahi for the cost of his existing private medical coverage or provide for Dr. Panigrahi and his eligible dependents similar medical coverage through a private medical insurer, subject to any eligibility requirements; and

II.	Dr. Panigrahi taking the necessary steps to ensure effective enrollment or registration under each plan; and

III.	Customary deductions of employee contributions for the premiums of each plan.

As at the date of this Agreement, the employee benefit plans provided by/through QLT to its employees include life insurance, accidental death and dismemberment insurance, dependent life insurance, vision-care insurance, health insurance, dental insurance and short and long term disability insurance. QLT and Dr. Panigrahi agree that employee benefit plans provided by/through QLT to its employees may change from time to time.

(c)
Expense Reimbursement — Reimbursement, in accordance with QLT’s Policy and Procedures Manual (as amended from time to time), of all reasonable business related accommodation and/or travel expenses incurred by Dr. Panigrahi, subject to him maintaining proper accounts and providing documentation for these expenses upon request. Collectively, these expenses and payments are the “Expenses”.

(d)
Vacation — Four weeks of paid vacation per year as determined in accordance with QLT’s standard vacation policy for executive level employees. As per QLT’s Policy and Procedures Manual (as amended from time to time):

Page 2	Initials

I.	All vacation must be taken within the calendar year in which it is earned by Dr. Panigrahi; and

II.
Vacation entitlement will not be cumulative from calendar year to calendar year; except that Dr. Panigrahi may carry forward 150 hours of vacation from the calendar year in which it is earned to the following calendar year (but not subsequent years).

(e)
RRSP Contributions — Provided the conditions set out below have been satisfied, in January or February of the year following the year in which the income is earned by Dr. Panigrahi (the “Income Year”), QLT will make a contribution of up to 7% of Dr. Panigrahi’s annual base salary for the Income Year to Dr. Panigrahi’s Registered Retired Savings Plan (“RRSP”). The contribution to Dr. Panigrahi’s RRSP as set out above is subject to the following conditions:

I.	The maximum contribution to be made by QLT to Dr. Panigrahi’s RRSP is 50% of the annual limit for Registered Retirement Savings Plans as established by Canada Revenue Agency for the Income Year,

II.	Dr. Panigrahi must have contributed an equal amount into his RRSP, and

III.	Dr. Panigrahi is still actively employed by QLT when the matching contribution would otherwise be made.
(f)
Cash Incentive Compensation Plan — Participation in the Cash Incentive Compensation Plan offered by QLT to its senior executives in accordance with the terms of such Plan, as amended from time to time by the Board, at a target cash incentive compensation payment of 45% of your base salary, prorated in the first year of employment. Subject to the provisions of this Agreement, the amount of that payment and the individual and corporate goal achievement each year will be determined at the sole discretion of the Board and will be based on the performance of Dr. Panigrahi and QLT relative to pre-set individual and corporate objectives and milestones for the immediately preceding fiscal year. In order to receive payment, Dr. Panigrahi must be employed by QLT at the time when the Cash Incentive Compensation Plan is otherwise actually paid to eligible employees (which usually occurs in February or March of the year following the calendar year in which such Cash Incentive Compensation amount relates) The Board of Directors has the discretion to alter the cash incentive compensation plan and payments thereunder.

(g)	Stock Option Plan — Participation in any stock option plan offered by QLT to its executive officers, in accordance with the terms of the plan in effect at the time of the stock option offer(s).

(h)	Relocation - QLT will reimburse Dr. Panigrahi for the costs of his relocation in accordance with, and subject to, the terms described in Schedule “A” to this Agreement.

(i)
Signing Stock Options — Conditional on Dr. Panigrahi entering into this Agreement and commencing employment with QLT and final approval of the Board of Directors of QLT, Dr. Panigrahi will receive an option to purchase 300,000 common shares of QLT. Subject to applicable laws, rules and regulations, these options will be granted at the next regularly scheduled board meeting following Dr. Panigrahi’s Commencement Date. These options will be subject to the terms and conditions set out in QLT’s current Stock Option Incentive Plan, have a five-year term and will vest monthly in equal installments over three years from the grant date. The exercise price of the signing options will be the closing price of the common shares on the Toronto Stock Exchange on the grant date. These options will vest over three (3) years. Notwithstanding the vesting and exercise periods, Dr. Panigrahi will not be entitled to exercise any rights under the stock option agreement until he has successfully completed six months of employment with QLT and maintained an employment record of good standing during such time.

Page 3	Initials

(j)
Signing Bonus — QLT will pay Dr. Panigrahi a signing bonus of $315,000, less statutory withholdings, to be paid in two (2) installments. The first installment of $210,000 (the “First Installment”) will be paid on the first payroll date following the Dr. Panigrahi’s Commencement Date. The second installment of $105,000 (the “Second Installment”) will be paid on the first payroll date following the 2nd anniversary of Dr. Panigrahi’s Commencement Date, provided that Dr. Panigrahi must be actively employed by QLT on such payment date in order to receive the 2nd installment payment of $105,000. In the event of a termination of employment on Dr. Panigrahi’s part or by QLT for cause (pursuant to paragraphs 3.1 and 5.1, respectively) prior to the completion of thirty-six (36) months of employment from Dr. Panigrahi’s Commencement Date, Dr. Panigrahi shall be required to reimburse QLT a pro-rated amount of the aggregate of the First Installment and the Second Installment actually paid to Dr. Panigrahi prior to the date of termination of his employment, such pro-rated amount to be calculated based on the number of days out of the thirty-six (36) month period from the Commencement Date that Dr. Panigrahi has actively been employed up to and until his termination date. Any amount payable by Dr. Panigrahi to QLT under this paragraph 2.1(j) shall be payable by Dr. Panigrahi to QLT within ten (10) days of the termination of employment with QLT.

(k)
Reimbursement of Resignation Costs — QLT will reimburse Dr. Panigrahi for certain costs resulting from his resignation from employment immediately prior to and in order to commence his employment with QLT hereunder, in accordance with, and subject to, the terms described in Schedule “C” to this Agreement. In the event of a termination of employment on Dr. Panigrahi’s part or by QLT for cause (pursuant to Sections 3.1 and 5.1, respectively) prior to the completion of thirty-six (36) months of employment from Dr. Panigrahi’s Commencement Date, Dr. Panigrahi shall be required to reimburse QLT a prorated amount of the aggregate amount paid to Dr. Panigrahi under this subparagraph 2.1(k), such pro-rated amount to be calculated based on the number of days out of the thirty-six (36) month period from the Commencement Date that Dr. Panigrahi has actively been employed up to and until his termination date. Any amount payable by Dr. Panigrahi to QLT under this paragraph shall be payable by Dr. Panigrahi to QLT within ten (10) days of the termination of employment with QLT.

3. RESIGNATION
3.1
Resignation — Dr. Panigrahi may resign from his employment with QLT by giving QLT 60 days prior written notice (the “Resignation Notice”) of the effective date of his resignation. On receiving a Resignation Notice, QLT may elect to provide the following payments in lieu of notice to Dr. Panigrahi and require him to leave the premises forthwith:

(a)	Base Salary — Base salary owing to Dr. Panigrahi to the end of the 60-day notice period.

(b)
Benefits — Except as set out below in this subparagraph 3.1(b), for the 60-day notice period, all employee benefit plan coverage enjoyed by Dr. Panigrahi and his eligible dependents prior to the date of his Resignation Notice. Dr. Panigrahi acknowledges and agrees that any short and long term disability plans provided through QLT will not be continued beyond the last day that Dr. Panigrahi works at QLT’s premises (the “Last Active Day”).

(c)
Expense Reimbursement — Reimbursement (in accordance with QLT’s Policy and Procedures Manual, as amended from time to time) of all reasonable business related accommodation and/or travel expenses incurred by Dr. Panigrahi prior to his Last Active Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

(d)	Vacation Pay — Payment in respect of accrued but unpaid vacation pay owing to Dr. Panigrahi as at the expiry of the 60-day notice period.

Page 4	Initials

(e)
Prorated RRSP Contribution — Payment of any unpaid RRSP contribution in respect of any calendar year preceding the calendar year in which the 60-day period expires and a prorated contribution to the RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Panigrahi, up to and including the 60-day notice period, and the contribution to be subject to the conditions set out in subparagraph 2.1(e).

3.2	Others — In the event of resignation of Dr. Panigrahi as set out in paragraph 3.1, the parties agree:
(a)	No Bonus — Dr. Panigrahi will have no entitlement to any unpaid amounts under QLT’s Cash Incentive Compensation Plan; and

(b)
Stock Option Plan — Dr. Panigrahi’s participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan and option agreement applicable to each stock option grant made to Dr. Panigrahi.

4. RETIREMENT
4.1	Retirement — Effective the date of retirement (as defined in QLT’s Policy and Procedures Manual, as amended from time to time) of Dr. Panigrahi from active employment with QLT, the parties agree that:
(a)	This Agreement — Subject to the provisions of paragraph 10.6, both parties’ rights and obligations under this Agreement will terminate without further notice or action by either party.

(b)
Stock Options —Dr. Panigrahi’s participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan and option agreement applicable to each stock option grant made to Dr. Panigrahi.

5. TERMINATION
5.1
Termination for Cause — QLT may terminate Dr. Panigrahi’s employment at any time for cause (as “cause” is determined under the laws of the Province of British Columbia). Should Dr. Panigrahi be terminated for cause, he will be entitled to all compensation due and owing to the date of termination but will not be entitled to any advance notice of termination or pay in lieu thereof. If Dr. Panigrahi is refused permission to work in Canada, or permission expires or is revoked at any time before or during Dr. Panigrahi’s employment with QLT, QLT will have the right to terminate Dr. Panigrahi’s employment and to treat such termination as a termination for “cause”.

5.2
Termination Other than for Cause — QLT reserves the right to terminate Dr. Panigrahi’s employment at any time without cause. However, if QLT terminates Dr. Panigrahi’s employment for any reason other than for cause, then, except in the case of Dr. Panigrahi becoming completely disabled (which is provided for in paragraph 5.6) and subject to the provisions set forth below, Dr. Panigrahi will be entitled to receive notice, pay and/or benefits (or any combination of notice, pay and/or benefits) as more particularly set out in paragraph 5.3.

5.3	Severance Notice and Pay — In the event QLT terminates Dr. Panigrahi’s employment as set out in paragraph 5.2, Dr. Panigrahi will be entitled to:
(a)
Notice — Advance written notice of termination (“Severance Notice”) or pay in lieu notice of termination (“Severance Pay”), or any combination of Severance Notice and Severance Pay, as more particularly set out below:

I.	A minimum of twelve months Severance Notice, or Severance Pay in lieu thereof, and

Page 5	Initials

II.	One additional month’s Severance Notice, or Severance Pay in lieu thereof, for each complete year of continuous employment with QLT,

up to a maximum total of 24 months’ Severance Notice, or Severance Pay in lieu of Severance Notice. Dr. Panigrahi acknowledges and agrees that Severance Pay is in respect of base salary only and, provided Dr. Panigrahi executes and provides to QLT the release referred to in paragraph 5.5(b) within the time period specified therein all Severance Pay will be paid to Dr. Panigrahi by the later of 15 days after his Last Active Day or 15 days after the delivery to QLT of such executed release. If Dr. Panigrahi does not execute and provide to QLT such release within that time period, QLT will pay to Dr. Panigrahi the Severance pay on a bi-weekly or monthly basis, at QLT’s discretion.

(b)
Benefits — Except as set out below, for 30 days after Dr. Panigrahi’s Last Active Day, all employee benefit plan coverage enjoyed by Dr. Panigrahi and his dependents prior to the date of termination. Thereafter, and in lieu of employee benefit plan coverage, Dr. Panigrahi will receive compensation (“Benefits Compensation”) in the amount of 10% of his base salary for the balance of his Severance Notice period. Dr. Panigrahi acknowledges and agrees that short and long term disability plans provided through QLT will not be continued beyond Dr. Panigrahi’s Last Active Day.

(c)
Out Placement Counseling — QLT will pay to an out placement counseling service (to be agreed to by Dr. Panigrahi and QLT, each acting reasonably) a maximum of $5,000 for assistance rendered to Dr. Panigrahi in seeking alternative employment.

(d)	Other Compensation — QLT will provide the following additional compensation:
I.	Reimbursement or payment of Expenses (in accordance with subparagraph 2.1(c)) incurred by Dr. Panigrahi or due and owing on or prior to his Last Active Day.

II.	Payment to Dr. Panigrahi in respect of his accrued but unpaid base salary and vacation pay to the date of termination of his employment with QLT.

III.
Payment of any unpaid RRSP contribution in respect of any calendar year preceding the calendar year in which the Last Active Day occurs and a prorated contribution to the RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Panigrahi and the contribution to be subject to the conditions set out in subparagraph 2.1(e).

IV.
Prorated payment to Dr. Panigrahi in respect of his entitlement to participate in QLT’s Cash Incentive Compensation Plan and any other incentive compensation plan in place, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Panigrahi and the entitlement to be at the target level Dr. Panigrahi would have otherwise been eligible to receive in the current calendar year if all corporate, and, if applicable, individual goals were met but not exceeded provided that if the Last Active Day precedes the date that the amount under the Cash Incentive Compensation Plan or other incentive compensation is otherwise actually paid to QLT’s executive officers for a preceding year then Dr. Panigrahi will also receive a payment in respect of his entitlement to participate in QLT’s Cash Incentive Compensation Plan and any other incentive compensation plan in place for the preceding calendar year and the entitlement to be at the target level Dr. Panigrahi would have otherwise been eligible to receive in the that calendar year if all corporate, and individual goals were met but not exceeded.

V.
Dr. Panigrahi’s participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan and option agreement applicable to each stock option grant made to Dr. Panigrahi.

5.4	Acknowledgement and Release — Dr. Panigrahi acknowledges and agrees that in the event QLT

Page 6	Initials

terminates Dr. Panigrahi’s employment as set out in paragraph 5.2, in providing:
(a)	The Severance Notice or Severance Pay, or any combination thereof;

(b)	The Benefits Compensation;

(c)	Out placement counseling service as more particularly set out in subparagraph 5.3(c); and

(d)	The other compensation set out in subparagraph 5.3(d);
QLT will have no further obligations, statutory or otherwise, to Dr. Panigrahi in respect of this Agreement and Dr. Panigrahi’s employment under this Agreement.

5.5	Duty to Mitigate
(a)
Duty to Mitigate — Dr. Panigrahi acknowledges and agrees that if his employment is terminated without cause as set out in paragraph 5.2 and he does not sign the Release attached hereto as provided in paragraph 5.5(b), his entitlement to Severance Pay, Benefits Compensation and other compensation as set out in paragraph 5.3 is subject to his duty to mitigate such payments by looking for and accepting comparable alternative employment or contract(s) for services provided that Dr. Panigrahi will not be obligated to accept any such alternative employment or contract if the duration of the engagement is less than one half of the remaining Severance Period notice. If Dr. Panigrahi obtains (i) new employment or (ii) contract(s) for services of a duration totaling longer than one-half of the remaining Severance Period at the time such contract(s) is entered into, Dr. Panigrahi agrees that he will notify QLT of this fact in writing (the “New Employment Notice”) within five working days of such an occurrence and in this event the following provisions apply:

I.	Dr. Panigrahi acknowledges and agrees that his entitlement to Severance Pay and Benefits Compensation will cease as of the date on which his new employment or contract for services commences.

II.
Within 10 working days of receipt of the New Employment Notice, QLT agrees that it will pay Dr. Panigrahi a lump sum amount equivalent to 50% of the Severance Pay and Benefits Compensation as set out in paragraph 5.3 otherwise owing to Dr. Panigrahi for the balance of the Severance Notice period.

(b)
Waiver of Duty to Mitigate on Delivery of Release — In the event that, either on or before the date of termination of Dr. Panigrahi’s employment with QLT or within 30 days after termination of his employment, Dr. Panigrahi executes and delivers to QLT a release in the form set out in Schedule “B” to this Agreement, the provisions of paragraph 5.5(a) shall be deemed to not apply and Dr. Panigrahi shall have no duty to mitigate and there will be no reduction in the Severance Pay or Benefits Compensation in the event that he obtains alternative employment or contract(s) for service. If Dr. Panigrahi has failed to deliver to QLT such release within that 30-day time period, QLT shall notify Dr. Panigrahi of such failure and provide to Dr. Panigrahi an additional 15 days in which to deliver such executed release to QLT.

5.6	Termination Due to Inability to Act
(a)
Termination — Subject to applicable law, QLT may immediately terminate this Agreement by giving written notice to Dr. Panigrahi if he becomes completely disabled (defined below) to the extent that he cannot perform his duties under this Agreement either:

I.	For a period exceeding six consecutive months, or

II.	For a period of 180 days (not necessarily consecutive) occurring during any period of 365 consecutive days,

Page 7	Initials

and no other reasonable accommodation can be reached between QLT and Dr. Panigrahi. Notwithstanding the foregoing, QLT agrees that it will not terminate Dr. Panigrahi pursuant to this provision unless and until Dr. Panigrahi has been accepted by the insurer for ongoing long-term disability payments or, alternatively, has been ruled definitively ineligible for such payments.

(b)
Payments — In the event of termination of Dr. Panigrahi’s employment with QLT pursuant to the provisions of this paragraph 5.6, QLT agrees to pay to Dr. Panigrahi Severance Pay and Benefits Compensation as set out in paragraph 5.3 and if Dr. Panigrahi ceases to be completely disabled, then the provisions of paragraph 5.3(c) (out placement counseling) will apply. The payment will be due and owing within 30 days of the date that Dr. Panigrahi is either no longer entitled to receive disability or WCB payments or is definitively ruled ineligible for such payments unless the payment will not effect the receipt of such benefits by Dr. Panigrahi in which case the payment will be made within 30 days of receipt of notice from Dr. Panigrahi that the payment is due and owing.

(c)
Definition — The term “completely disabled” as used in this paragraph 5.6 will mean the inability of Dr. Panigrahi to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which a licensed physician acceptable to Dr. Panigrahi and the Board, acting reasonably, determines keeps Dr. Panigrahi from satisfactorily performing the essential functions of his position for QLT during the foreseeable future.

5.7
Death — Except as set out below, effective the date of death (the “Date of Death”) of Dr. Panigrahi, this Agreement and the employment of Dr. Panigrahi under this Agreement will terminate without further notice or action by either party. Within 30 days after the Date of Death (and the automatic concurrent termination of employment under this Agreement), QLT will pay the following amounts to Dr. Panigrahi’s estate:

(a)	Base Salary — Base salary owing to Dr. Panigrahi up to his Date of Death.

(b)
Payment in Lieu of Benefits — In lieu of employee benefit coverage for his eligible dependents after his Date of Death, a payment in the amount of 10% of his annual base salary in effect at his Date of Death.

(c)	Expense Reimbursement — Reimbursement of Expenses incurred by Dr. Panigrahi or due and owing prior to his Date of Death, subject to subparagraph 2.1(c).

(d)	Vacation Pay — Payment in respect of accrued but unpaid vacation pay owing to Dr. Panigrahi as at his Date of Death.

(e)
RRSP Contribution — Payment of any unpaid RRSP contribution in respect of any calendar year preceding the Date of Death and a prorated contribution to Dr. Panigrahi’s RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Panigrahi and the contribution to be subject to the conditions set out in subparagraph 2.1(e).

(f)
Bonus — A prorated payment to Dr. Panigrahi in respect of his entitlement to participate in QLT’s Cash Incentive Compensation Plan and any other incentive compensation plan in place, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Panigrahi and the entitlement to be at the target level Dr. Panigrahi would have otherwise been eligible to receive in the current calendar year if all corporate, and, if applicable, individual goals were met but not exceeded provided that if the Date of Death precedes the date that the amount under the Cash Incentive Compensation Plan or other incentive compensation is otherwise actually paid to QLT’s executive officers for a preceding year then Dr. Panigrahi will also receive a payment in respect of his entitlement to participate in QLT’s Cash Incentive Compensation Plan and any other incentive

Page 8	Initials

compensation plan in place for the preceding calendar year and the entitlement to be at the target level Dr. Panigrahi would have otherwise been eligible to receive in the that calendar year if all corporate, and individual goals were met but not exceeded.

After his Date of Death, Dr. Panigrahi’s participation and/or entitlement under any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan and stock option agreement applicable to each stock option grant made to Dr. Panigrahi.

5.8
No Duplication — In the event that the Severance Pay provisions of this Agreement and the payment provisions of the Change of Control Agreement entered into between QLT and Dr. Panigrahi are both applicable, Dr. Panigrahi agrees that he will give written notice to QLT with respect to which agreement he wishes to be paid out under and that he is not entitled to severance pay under both agreements.

6. CONFLICT OF INTEREST
6.1
Avoid Conflict of Interest — Except as set out below, during the term of his employment with QLT, Dr. Panigrahi agrees to conduct himself at all times so as to avoid any real or apparent conflict of interest with the activities, policies, operations and interests of QLT. To avoid improper appearances, Dr. Panigrahi agrees that he will not accept any financial compensation of any kind, nor any special discount or loan from persons, corporations or organizations having dealings or potential dealings with QLT, either as a customer or a supplier or a co-venturer. QLT and Dr. Panigrahi acknowledge and agree that from time to time the Chief Executive Officer of QLT may consent in writing to activities by Dr. Panigrahi which might otherwise appear to be a real or apparent conflict of interest.

6.2
No Financial Advantage — During the term of his employment with QLT, Dr. Panigrahi agrees that neither he nor any members of his immediate family will take financial advantage of or benefit financially from information that is obtained in the course of his employment related duties and responsibilities unless the information is generally available to the public.

6.3	Comply with Policies — During the term of his employment with QLT, Dr. Panigrahi agrees to comply with all written policies issued by QLT dealing with conflicts of interest.

6.4	Breach Equals Cause — Dr. Panigrahi acknowledges and agrees that material breach by him of the provisions of this Section 6 will be cause for immediate termination by QLT of his employment with QLT.
7. CONFIDENTIALITY
7.1
Information Held in Trust — Dr. Panigrahi acknowledges and agrees that all business and trade secrets and confidential information which Dr. Panigrahi acquires during his employment with QLT relating to the business and affairs of QLT, its affiliates or subsidiaries or to technology, systems, programs, ideas, products or services which have been or are being developed or utilized by QLT, its affiliates or subsidiaries or in which QLT, its affiliates or subsidiaries are or may become interested (collectively, “Confidential Information”), will for all purposes and at all times, both during the term of Dr. Panigrahi’s employment with QLT and at all times thereafter, be kept confidential by Dr. Panigrahi and used by Dr. Panigrahi only for the exclusive benefit of QLT.

7.2
Non Disclosure —Dr. Panigrahi acknowledges and agrees that both during the term of his employment with QLT and at all times thereafter, without the express or implied consent of QLT, Dr. Panigrahi will not:

(a)	Disclose — Disclose to any company, firm or person, other than QLT and its directors and officers, any of the private affairs of QLT or any Confidential Information; or

Page 9	Initials

(b)	Use — Use any Confidential Information that he may acquire for his own purposes or for any purposes, other than those of QLT.
7.3	Intellectual Property Rights
(a)
Disclose Inventions — Dr. Panigrahi agrees to promptly disclose to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like (collectively, “Inventions”) that Dr. Panigrahi may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with others, in the course of his employment with QLT.

(b)
Inventions are QLT Property — All Inventions and all other work of Dr. Panigrahi in the course of his employment with QLT will at all times and for all purposes be the property of, and are hereby assigned by Dr. Panigrahi to, QLT for QLT to use, alter, vary, adapt and exploit as it will see fit, and will be acquired or held by Dr. Panigrahi in a fiduciary capacity solely for the benefit of QLT.

(c)	Additional Requirements — Dr. Panigrahi agrees to:
I.	Treat all information with respect to Inventions as Confidential Information.

II.	Keep complete and accurate records of Inventions, which records will be the property of QLT and copies of which records will be maintained at the premises of QLT.

III.
Execute all assignments and other documents required to assign and transfer to QLT (or such other persons as QLT may direct) all right, title and interest in and to the Inventions and all other work of Dr. Panigrahi in the course of his employment with QLT, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials, goodwill and ideas relating thereto, including, but not limited to, all rights to acquire in the name of QLT or its nominee(s) patents, registration of copyrights, design patents and registrations, trade marks and other forms of protection that may be available.

IV.	Execute all documents and do all acts reasonably requested by QLT to give effect to this provision.
7.4
Records — Dr. Panigrahi agrees that all records or copies of records concerning QLT’s activities, business interests or investigations made or received by him during his employment with QLT are and will remain the property of QLT. He further agrees to keep such records or copies in the custody of QLT and subject to its control, and to surrender the same at the termination of his employment or at any time during his employment at QLT’s request.

7.5
No Use of Former Employer’s Materials and Information — Mr. Panigrahi certifies, warrants and represents that his performance of all provisions of this Agreement will not breach any agreement or other obligation to keep in confidence proprietary or confidential information known to him before or after the commencement of employment with QLT. Mr. Panigrahi will not disclose to QLT, use in the performance of his work for QLT, or induce QLT to use, any Inventions (as defined above), confidential or proprietary information, or other material or documents belonging to any previous employer or to any other party in violation of any obligation of confidentiality to such party or in violation of such party’s proprietary rights; including without limitation whether any products or services of such previous employer or other person actually incorporated, used, or were designed or modified based upon such information, and even if such information constitutes negative know-how.

8. POST-EMPLOYMENT RESTRICTIONS
8.1
Non-Compete — Dr. Panigrahi agrees that, by virtue of his senior position with QLT, he will possess strategic sensitive information concerning the business of QLT, its affiliates and subsidiaries. As a

Page 10	Initials

result, and in consideration of the payments to be made by QLT to Dr. Panigrahi under this Agreement, without the prior written consent of QLT, for a period of one year following termination of his employment with QLT for any reason (by resignation or otherwise), as measured from his Last Active Day, Dr. Panigrahi will not:

(a)
Participate in a Competitive Business — Directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT or any of its affiliates or subsidiaries with respect to:

I.
the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT’s or its subsidiaries’ then current commercial products, Visudyne or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Dr. Panigrahi’s Last Active Day,

II.	the development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of ophthalmic indications,

III.	the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye, or

IV.
the development and/or commercialization and/or marketing of pharmacuetical products and/or devices that are or include lacrimal inserts and punctal plugs, and/or drug-eluting lacrimal implants and drug-eluting punctal plugs, and insertion, extraction and detection devices used in connection therewith, for the treatment or prevention for disease, including ocular diseases, anywhere in Canada, the United States or Europe.
(b)
Solicit on Behalf of a Competitive Business — Directly or indirectly call upon or solicit any QLT employee or QLT customer or known prospective customer of QLT on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with QLT with respect to:

I.
the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT’s or its subsidiaries’ then current commercial products, Visudyne or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Dr. Panigrahi’s Last Active Day,

II.	the development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of ophthalmic indications,

III.	the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye, or

IV.
the development and/or commercialization and/or marketing of pharmacuetical products and/or devices that are or include lacrimal inserts and punctal plugs, and/or drug-eluting lacrimal implants and drug-eluting punctal plugs, and insertion, extraction and detection devices used in connection therewith, for the treatment or prevention for disease, including ocular diseases, anywhere in Canada, the United States or Europe.

Page 11	Initials

(c)
Solicit Employees — Directly or indirectly solicit any individual to leave the employment of QLT or any of its affiliates or subsidiaries for any reason or interfere in any other manner with the employment relationship existing between QLT, its affiliates or subsidiaries and its current employees other than by way of advertisements of broad distribution not targeted at employees of QLT or its affiliates or subsidiaries.

(d)
Solicit Customers — Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of QLT or its affiliates or subsidiaries to cease doing business with QLT, its affiliates or subsidiaries or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and QLT or its affiliates or subsidiaries.

8.2
Minority Share Interests Allowed — The parties agree that nothing contained in paragraph 8.1 is intended to prohibit Dr. Panigrahi from owning less than 5% of the issued and outstanding stock of any company whose stock or shares are traded publicly on a recognized exchange.

9. REMEDIES
9.1	Irreparable Damage — Dr. Panigrahi acknowledges and agrees that:
(a)	Breach — Any breach of any provision of this Agreement could cause irreparable damage to QLT; and

(b)
Consequences of Breach — In the event of a breach of any provision of this Agreement by him, QLT will have, in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by him of any of the provisions of this Agreement including, without limitation, the provisions of Sections 7 and 8.

9.2
Injunction — In the event of any dispute under Sections 7 and/or 8, Dr. Panigrahi agrees that QLT will be entitled, without showing actual damages, to seek a temporary or permanent injunction restraining his conduct, pending a determination of such dispute and that no bond or other security will be required from QLT in connection therewith.

9.3
Additional Remedies — Dr. Panigrahi acknowledges and agrees that the remedies of QLT specified in this Agreement are in addition to, and not in substitution for, any other rights and remedies of QLT at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it will see fit.

10. GENERAL MATTERS
10.1	Tax Withheld — The parties acknowledge and agree that all payments to be made by QLT to Dr. Panigrahi under this Agreement will be subject to QLT’s withholding of applicable withholding taxes.

10.2
Debarrment — Dr. Panigrahi represents, warrants and covenants that he is not now nor has in the past been debarred by the United States Food and Drug Administration under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act and the Employee has never been convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or under any other federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product.

10.3	Independent Legal Advice — Dr. Panigrahi acknowledges that he has obtained or had the opportunity to obtain independent legal advice with respect to this Agreement and all of its terms and conditions.

Page 12	Initials

10.4	Binding Agreement — The parties agree that this Agreement will enure to the benefit of and be binding upon each of them and their respective heirs, executors, successors and assigns.

10.5
Governing Law — The parties agree that this Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Agreement. All disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.

10.6
Notice — The parties agree that any notice or other communication required to be given under this Agreement will be in writing and will be delivered personally or by facsimile transmission to the addresses set forth on page 1 of this Agreement to the attention of the following persons:

(a)	If to QLT — Attention: Chief Executive Officer, Fax No. (604) 707-7001,
with a copy to:

QLT Inc. 887 Great Northern Way, Suite 101 Vancouver, British Columbia Attention: Corporate Counsel Fax No.: (604) 873-0816
(b)	If to Dr. Panigrahi — To the address for Dr. Panigrahi specified on page 1 of this Agreement;

or to such other addresses and persons as may from time to time be notified in writing by the parties. Any notice delivered personally will be deemed to have been given and received at the time of delivery. Any notice delivered by facsimile transmission will be deemed to have been given and received on the next business day following the date of transmission.

10.7	Survival of Terms
(a)
Dr. Panigrahi’s Obligations —Dr. Panigrahi acknowledges and agrees that his representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 7, 8 and 10 of this Agreement will survive any termination of this Agreement.

(b)
Company’s Obligations — QLT acknowledges and agrees that its representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 3, 4, 5 and 10 of this Agreement will survive any termination of this Agreement.

(c)
Without Prejudice — Any termination of this Agreement will be without prejudice to any rights and obligations of the parties arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

10.8
Waiver — The parties agree that any waiver of any breach or default under this Agreement will only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver will be implied by indulgence, delay or other act, omission or conduct. Any waiver will only apply to the specific matter waived and only in the specific instance in which it is waived.

10.9
Entire Agreement — The parties agree that the provisions contained in this Agreement, any Stock Option Agreements and the Change of Control Agreement entered into between QLT and Dr. Panigrahi constitute the entire agreement between QLT and Dr. Panigrahi with respect to the subject matters hereof

Page 13	Initials

and thereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between QLT and Dr. Panigrahi regarding the subject matters hereof and thereof. To the extent that there is any conflict between the provisions of this Agreement, the Change of Control Agreement and any Stock Option Agreements between QLT and Dr. Panigrahi, the following provisions will apply:

(a)
Change of Control — If the conflict is with respect to an event, entitlement or obligation in the case of a Change of Control of QLT (as defined in the Change of Control Agreement between QLT and Dr. Panigrahi), the provisions of the Change of Control Agreement will govern (unless Dr. Panigrahi otherwise elects as contemplated in paragraph 5.8 of this Agreement).

(b)
Stock Options — If the conflict is with respect to an entitlement or obligation with respect to stock options of QLT, the provisions of the Stock Option Agreements will govern (unless the parties otherwise mutually agree).

(c)	Other — In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).
10.10
Severability of Provisions — If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law):

(a)	The application of that provision under circumstances different from those adjudicated by the court;

(b)	The application of any other provision of this Agreement; or

(c)	The enforceability or invalidity of this Agreement as a whole.

If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect.

10.11
Captions — The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

10.12	Amendments — Any amendment to this Agreement will only be effective if the amendment is in writing and is signed by QLT and Dr. Panigrahi.
IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.
QLT INC.

By:	/s/ Robert L. Butchofsky	/s/ Dipak Panigrahi

	ROBERT L. BUTCHOFSKY President and Chief Executive Officer	DIPAK PANIGRAHI

Page 14	Initials

SCHEDULE “A”
RELOCATION EXPENSES
Part I — Relocation to Vancouver:
1.
Return air fares to Vancouver (tickets provided by QLT) for Dr. Panigrahi and Dr. Panigrahi’s spouse to find suitable accommodation together with hotel and rental of an economy car for a period of 3 to 4 days.

2.
If required, up to thirty six (36) months of accommodation upon arrival in Vancouver to a maximum of $6,000 per month ($72,000 per year) , payable in up to three (3) installments on an annual basis for the rental accommodation in the immediately preceding year, such that any such payment, if and to the extent payable, shall be payable on the first payroll date following the first, second and third anniversary dates of Dr. Panigrahi’s Commencement Date, provided that Dr. Panigrahi must be actively employed by QLT on each such payment date in order to receive the payment, and further provided that Dr. Panigrahi provides to QLT evidence satisfactory to QLT, in its sole discretion acting reasonably, of the monthly rental rate actually paid in the prior year and the contractual obligation relating thereto. QLT will assist in locating this accommodation, if necessary. As required under the Income Tax Act, to the extent these payments are not used to provide for temporary accommodation while Dr. Panigrahi is waiting to occupy his new permanent residence, they will be subject to the same required statutory withholdings in Canada as base salary. As a result, a portion of any rental accommodation assistance provided as described above may be subject to required statutory withholdings. In the event of a termination of employment on Dr. Panigrahi’s part or by QLT for cause (pursuant to paragraphs 3.1 and 5.1, respectively, of the Agreement) within thirty-six (36) months of the Commencement Date, QLT will be obligated to reimburse Dr. Panigrahi for rental accommodation only up to and until the date of termination of employment with QLT, to the extent not previously reimbursed in accordance with this Part I(2). In the event of termination of employment by QLT other than for cause (pursuant to paragraph 5.2 of the Agreement) within thirty-six (36) months of the Commencement Date, QLT will be obligated to reimburse Dr. Panigrahi for rental accommodation only up to and until the date of termination of employment plus that number of months calculated pursuant to paragraph 5.3(a)(I) and (II) of the Agreement for purposes of calculating Dr. Panigrahi’s Severance Pay in accordance with paragraph 5.2 of the Agreement, to the extent not previously reimbursed in accordance with this Part I(2).

3.	Moving costs for household possessions, including two (2) automobiles, and excluding bulky items of low value. QLT will assign a corporate moving company.

4.
Moving expenses incurred as a result of moving from Dr. Panigrahi’s interim accommodations to Dr. Panigrahi’s permanent residence in the Greater Vancouver area, to a maximum of $2,000.00. QLT will assign a corporate moving company.

5.	Reimbursement for the rental of an economy car for a one-month period if necessary.

6.
One-way air fares for Dr. Panigrahi and Dr. Panigrahi’s immediate family from their present location to Vancouver at the time of the move (or return air fare for Dr. Panigrahi if Dr. Panigrahi relocates to Vancouver prior to his family).

7.
Accountable allowance: Reimbursement of up to $5,000.00 to cover other reasonable expenses associated with Dr. Panigrahi’s move. The following outlines those moving-related expenses which Canada Customs and Revenue Agency (CCRA) allows us to reimburse Dr. Panigrahi for without incurring a taxable benefit. Supporting receipts will be required:

Page 15	Initials

Previous Residence

•	Disconnection charges and fees for telephone, water, space heaters, air conditioners, barbecues, automatic garage doors, water heater and household appliances.

•	Premiums paid to discharge a mortgage on the former residence where the purchaser does not assume the mortgage, and lease cancellation fees (including costs incurred to sub-lease a dwelling)

•
Expenses in carrying the former residence after the move in situations where, notwithstanding all reasonable efforts, a sale of the former residence was not successfully completed. These expenses include property taxes, heat, hydro, insurance and grounds maintenance costs.

New Residence

•
Connection fees or installation costs for items where they existed at the old residence. These include telephone, water, heating, hydro, cable TV, barbeques, water softners, water heaters, air conditioners, automatic garage openers, space heaters, carpets, curtains, drapes, and household appliances.

•	Costs and fees for acquisition of new automobile licences, including provincial automobile inspection.

•
Costs incurred to adapt household belongings to the new location where such items were owned at the old residence, including alterations to household furniture, piano and organ tuning, adjustments to drapes, blinds and carpets, and plumbing/watering modifications.

•	Expenses incurred by the employee and spouse to locate a home at the new location, including travel/childcare expenses and boarding of pets.

•	Legal costs associated with Will revisions necessitated by the move.

•	Long distance telephone charges in connection with the disposition of the former residence or the acquisition of the new residence.
8.
Non-accountable allowance: As part of Dr. Panigrahi’s relocation, Dr. Panigrahi will likely incur a number of incidental expenses which may not appear on the above list (e.g. cleaning costs). QLT will reimburse Dr. Panigrahi for these costs up to $650.00 on a tax-free basis in line with CCRA’s accepted policy for non-accountable allowances (this is in addition to the accountable allowance noted above). Note that we do not require Dr. Panigrahi to supply supporting receipts for this reimbursement, however, Dr. Panigrahi will be required to provide us with a memo certifying that he incurred at least this much in incidental costs. If Dr. Panigrahi does not provide QLT with this memo, these costs will be treated as a taxable benefit. Any additional reimbursement Dr. Panigrahi receive for “incidentals” that are not on the attached list will be considered a taxable benefit.

9.
Tax Advice Associated with Relocation to Canada: QLT will reimburse you for reasonable expenses to a maximum of Cdn. $3,000 incurred in connection with seeking independent tax consultation regarding your employment status in Canada.

Page 16	Initials

Part II — Relocation Back to Texas Upon Termination of Employment by QLT:

In the event that QLT terminates the employment of Dr. Panigrahi other than for cause within 12 months from the commencement of his employment with QLT, QLT will provide financial assistance for Dr. Panigrahi to relocate back to Texas, or another location in North America, for purposes of new employment. That financial assistance will be additional to any severance or other termination payments made to Dr. Panigrahi under this Agreement and will cover the cost of Dr. Panigrahi’s move to such location and such other expenses as are contemplated in paragraphs 1, 3, 4, 5, 6 and 7, but will exclude the cost of any interim accommodation or any costs associated with the purchase by Dr. Panigrahi of a new home. The amount of such financial assistance will be computed in the same manner as the corresponding expenses under Part I of this Schedule “A”, but in no event will the amount payable exceed the amount originally paid for the corresponding expenses under each of paragraphs 1, 3, 4, 5, 6 and 7 of this Schedule “A” to relocate Dr. Panigrahi to Vancouver.

The financial assistance to be provided under this Part II of Schedule “A” will only be provided by QLT in the event that the relocation by Dr. Panigrahi occurs within six (6) months from the effective date of termination of Dr. Panigrahi’s employment with QLT.

While some of the relocation expenses reimbursed to move Dr. Panigrahi to Vancouver may not be taxable benefits, as outlined above, Dr. Panigrahi acknowledges that under the CCRA’s rules some or all of such financial assistance to relocate Dr. Panigrahi to Texas, or another location in North America, may be considered a taxable benefit. Unlike the amounts paid under Part I of Schedule “A”, QLT will not be responsible to gross up any amounts paid to Dr. Panigrahi pursuant to this Part II of Schedule “A”.

Page 17	Initials

SCHEDULE “B”
FINAL RELEASE
IN CONSIDERATION OF the payments made to me by QLT Inc. (hereinafter called “QLT”) pursuant to paragraph 5.3 of the employment agreement dated          day of                      , 20  _____  between the undersigned and QLT and in consideration of the waiver by QLT of its rights under paragraph 5.5(a) of that employment agreement, effective the date of this Release, I,                      of                      do hereby remise, release and forever discharge QLT, having a place of business at 887 Great Northern Way, Suite 101, in the City of Vancouver, Province of British Columbia, V5T 4T5, its officers, directors, servants, employees and agents, and their heirs, executors, administrators, successors and assigns, as the case may be, of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, which as against QLT or such persons as aforesaid or any of them, I have ever had, now have, or at any time hereafter I or my personal representatives can, shall or may have, by reason of or arising out of my employment with QLT and/or the subsequent termination of my employment with QLT on or about                     , 20  _____  , or in any other way connected with my employment with QLT and more specifically, without limiting the generality of the foregoing, any and all claims for damages for termination of my employment, constructive termination of my employment, loss of position, loss of status, loss of future job opportunity, loss of opportunity to enhance my reputation, the timing of the termination and the manner in which it was effected, loss of bonuses, loss of shares and/or share options, loss of benefits, including life insurance and short and long-term disability benefit coverage, and any other type of damages arising from the above. Notwithstanding the foregoing, nothing in this Release will act to remise, release or discharge QLT from obligations, if any, which QLT may have pursuant to any indemnity agreements previously entered into between me and QLT or from any rights I may have to claim coverage under QLT’s past, current or future director and/or officer insurance policies, in either case with respect to existing or future claims that may be brought by third parties.
IT IS UNDERSTOOD AND AGREED that this Release includes any and all claims arising under the Employment Standards Act, Human Rights Code, or other applicable legislation and that the consideration provided includes any amount that I may be entitled to under such legislation.
IT IS FURTHER UNDERSTOOD AND AGREED that this Release is subject to compliance by QLT with the said conditions as stipulated in paragraph 5.3 of the aforementioned employment agreement entered into with QLT.
IT IS FURTHER UNDERSTOOD AND AGREED THAT QLT will withhold and remit income tax and other statutory deductions from the aforesaid consideration and I agree to indemnify and hold harmless QLT

Page 18	Initials

from any further assessments for income tax, repayment of any employment insurance benefits received by me, or other statutory deductions which may be made under statutory authority.
IT IS FURTHER UNDERSTOOD AND AGREED that this is a compromise and is not to be construed as an admission of liability on the part of QLT. The terms of this Release set out the entire agreement between QLT and me with respect to the matters described herein and are intended to be contractual and not a mere recital.
IT IS FURTHER UNDERSTOOD AND AGREED that I will keep the contents of this settlement and all communication relating thereto confidential except to Revenue Canada or as is required to obtain legal and tax advice, or to enforce my rights hereunder in a court of law, as is required by law.
IT IS FURTHER UNDERSTOOD AND AGREED that the consideration described herein was voluntarily accepted by me for the purpose of making a full and final settlement of all claims described above and that prior to agreeing to the settlement, I was advised by QLT of my right to receive independent legal advice.
IN WITNESS WHEREOF this Release has been executed effective the       day of                     , 20___.

SIGNED, SEALED AND DELIVERED By in the presence of:	) ) ) )
(seal))		DIPAK PANIGRAHI
Name	)
)
Address	)
)
)
)
Occupation	)

Page 19	Initials

SCHEDULE “C”
REIMBURSEMENT OF RESIGNATION COSTS
If required, QLT will reimburse Dr. Panigrahi for any signing bonus or relocation and moving costs which was paid to Dr. Panigrahi and for which Dr. Panigrahi has been required to, and is contractually obligated to, repay to his former employer (such former employer to be that which employed Dr. Panigrahi immediately prior to his commencement of employment with QLT hereunder) (the “Former Employer”) as a result of his resignation of employment in order to commence employment with QLT hereunder. Reimbursement by QLT will occur once QLT receives written documentation from Dr. Panigrahi, providing evidence satisfactory to QLT, in its sole discretion acting reasonably, of the amounts required to be repaid by such Former Employer in each of the above categories and the contractual or legal obligation for repayment therefor. The maximum amount that QLT will reimburse is $200,000 USD.

Page 20	Initials